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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January, 1999, by and between WYNN'S INTERNATIONAL, INC., a Delaware corporation with its principal offices in Orange, California ("Corporation"), and JAMES CARROLL, an individual residing in Lebanon, Tennessee ("Executive").

                                    W I T N E S S E T H :

        WHEREAS, Executive presently serves as Chairman of the Board and Chief Executive Officer of Corporation pursuant to an employment agreement dated as of December 10, 1997 between Corporation and Executive (the "Prior Employment Agreement"); and

        WHEREAS, Corporation desires to continue to retain the services of Executive, whose experience, knowledge and abilities with respect to the business and affairs of Corporation and its subsidiaries are extremely valuable to Corporation; and

        WHEREAS, the Board of Directors of Corporation (the "Board of Directors") and the Compensation Committee (the "Committee") of the Board of Directors recognize that the continuing possibility of an unsolicited tender offer or other takeover bid for Corporation is unsettling to Executive and other senior executives of Corporation and, therefore, to enhance the value of Corporation for the benefit of its stockholders, desire to make arrangements to help assure the continuing dedication by Executive to Executive's duties to Corporation, notwithstanding the occurrence of a tender offer or takeover bid; and

        WHEREAS, in particular, the Board of Directors and the Committee believe it is important, should Corporation receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of Executive's own situation, to assess and advise the Board of Directors whether such proposals would be in the best interests of Corporation and its stockholders, and to take such other action regarding such proposals as the Board of Directors might determine to be appropriate; and

        WHEREAS, the Board of Directors and the Committee also wish to demonstrate to Executive and other senior executives of Corporation that Corporation is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly; and

        WHEREAS, in view of the foregoing and in further consideration of Executive's employment with Corporation, the Board of Directors and the Committee have determined that it is in the best interests of Corporation and its stockholders for
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Corporation to agree to pay Executive termination compensation in the event
Executive should leave the employ of Corporation under certain circumstances;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and promises of the parties set forth below, the parties hereby agree as follows:

        1.     Duties.

               (a) Corporation hereby continues to employ Executive as Chairman of the Board and Chief Executive Officer of Corporation during the term of this Agreement, with powers and duties consistent with such positions. Executive, during the term of this Agreement, shall perform such additional or different duties, and accept the election or appointment to such other offices or positions, as may be mutually agreeable to Executive and the Board of Directors. Executive agrees to serve in such executive offices and directorships in other subsidiaries or affiliated companies of Corporation as he may be requested to do throughout the term of this Agreement without additional fixed compensation.

               (b) Executive shall be employed at Corporation's headquarters in Orange County, California, and shall devote substantially his full time and efforts to perform his duties faithfully, diligently and to the best of his ability to advance the interests of Corporation; subject, however, to reasonable working hours, conditions and vacations as are consistent with his position and with due regard to the preservation of his good health. Nothing herein shall be deemed to preclude or prohibit Executive from performing during regular business hours services within the business and civic community which are customary for persons in similar capacities, including, without limitation, serving on boards of other companies, advisory groups, committees and panels, but only in furtherance of and not to the detriment of his principal duties hereunder. Further, Corporation shall give Executive a reasonable opportunity to perform his duties and shall not expect Executive to devote more time hereunder, nor assign duties or functions to Executive, other than as may be customary and reasonable for an executive in Executive's position.

        2.     Compensation.

               (a) Effective as of January 1, 1999, and during the entire term of this Agreement, Corporation shall pay to Executive an annual salary of not less than Six Hundred Thousand Dollars ($600,000.00), payable in equal installments on Corporation's regular payroll dates, for any and all services which Executive may render to Corporation.

               (b) The Board of Directors annually shall review the amount of Executive's salary, and shall, when the Board of Directors in its sole judgment deems it appropriate, make adjustments in the amount of such salary. Any such



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        adjustments shall take effect on the date established by the Board of
        Directors. Nothing herein shall be construed to authorize or empower any reduction of Executive's salary below his then current rate of salary by the Board of Directors or otherwise during the term of this Agreement. The Committee, in accordance with customary policy, shall make such recommendations to the Board of Directors as it believes are appropriate with respect to salary adjustments hereunder.

        3. Expenses. Corporation will reimburse Executive for all usual, reasonable and necessary expenses paid or incurred by him in the performance of his duties hereunder, subject to the right of Corporation at any time to place reasonable limitations on expenses thereafter to be incurred or reimbursed.

        4. Employee Benefits. Executive shall be entitled to and shall receive all other benefits of employment generally available to other executives of Corporation, including, among other things, participation in any hospital, surgical, medical or other group health and accident benefit plans, life insurance benefits, and Corporation's annual vacation plan. In addition, Executive will be entitled to participate in all incentive compensation, stock option, profit sharing, pension, retirement or bonus plans as from time to time may be in existence during the term of this Agreement in accordance with their respective terms and provisions, but, to the extent participation or the amount of participation is at the discretion of the Board of Directors or any committee thereof, then Executive's participation shall likewise be solely subject to such discretion.

        5.  Term and Termination.

            (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the first to occur of the following events:

                   (i) December 31, 2001 (the "Last Day of the Stated Term");

                   (ii) The death or permanent disability of Executive;

                   (iii) The 30th day following written notice from Corporation to Executive; or

                   (iv) Executive is discharged for Cause.

            (b) If Executive dies or becomes permanently disabled during the term of this Agreement, this Agreement shall terminate on the last day of the month during which his death or permanent disability, as the case may be, occurred. Commencing thirty (30) days after the date of such termination, there shall be paid to Executive or Executive's representative in the event of permanent disability, or to his executor or estate in the event of death, an amount equal to one year of Executive's then current salary, payable in twelve (12) equal monthly installments. If Executive is absent from employment or unable to render services



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        hereunder on a full-time basis by reason of physical or mental illness or disability for six (6) months or more in the aggregate in any twelve
        (12) month period during the term of this Agreement, Executive shall be considered permanently disabled.

            (c) If Corporation should terminate this Agreement pursuant to
        Section 5(a)(iii):

                      (i) Executive shall immediately cease to be Chairman of
               the Board and Chief Executive Officer of Corporation, and each other office or position Executive then holds, and if requested by a majority of the Board of Directors of Corporation, shall immediately resign from the Board of Directors and from any of the Boards of Directors of any of Corporation's subsidiaries of which Executive may be a member.

                      (ii) Corporation shall be obligated and shall continue to
               pay Executive an amount equal to his then current salary but at a rate of not less than Six Hundred Thousand Dollars ($600,000.00) per annum from the date of such termination until the Last Day of the Stated Term. Such payments shall be made in installments payable as provided in Section 2(a) hereof. Corporation also immediately shall pay Executive in a lump sum an amount equal to the amount of the remaining unpaid portion of any yearly incentive compensation award, and the amount, if any, of any forfeiture of Executive's interest in any profit sharing plan in which Executive is a participant.

                      (iii) For the purposes of participation in any hospital,
               surgical, medical or other group health and accident insurance and group life insurance plans maintained by Corporation, Executive shall continue to be an employee of Corporation through the Last Day of the Stated Term. Except for such purposes, unless the Board of Directors otherwise determines by resolution, Executive shall not continue to be an employee of Corporation for any other purposes and shall not be entitled to continue to participate in Corporation's Retirement Plan or 401(k) Plan, or in any other plans, programs and benefits of Corporation; provided, however, nothing herein shall preclude Executive from any vested rights or benefits he may have in such plans on the effective date of termination. If a contrary determination is made by the Board of Directors, the duties of Executive shall be only as mutually agreed upon by Executive and Corporation, and may be refused by Executive without penalty hereunder.

                      (iv) If termination shall be without Cause under Section
               5(a)(iii), all stock options granted to Executive prior to the date of this Agreement under any stock option plan of Corporation (other than Corporation's Employee Stock Purchase Plan), notwithstanding the



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               provisions of any stock option plan or agreement, shall vest immediately and become exercisable by Executive. Nothing herein shall otherwise affect the obligations of Corporation or Executive under the terms of such stock option agreement, which, except for the provisions hereof, shall be otherwise enforceable in accordance with its terms.

                      (v) Any benefits of indemnification provided by the
               By-Laws of Corporation or in any Indemnification Agreement between Corporation and Executive shall be continued for the benefit of Executive, and any officers' and directors' liability insurance which may be maintained by Corporation and outstanding on the date of termination shall be continued for the benefit of Executive for such reasonable period of time as may be determined by the Board of Directors to afford protection to Executive.

               (d) Corporation agrees that its obligations for the continuation of Executive's salary and other benefits in accordance with Sections 5(c)(ii) through 5(c)(v) above shall be absolute and unconditional, and the amounts due under Sections 5(c)(ii) and 5(c)(iii) above or Section 15 shall not be subject to offset, reduction or mitigation for any reason whatsoever; provided, however, that if Executive should breach any other provision of this Agreement while he is receiving benefits pursuant to Sections 5(c)(ii) through 5(c)(v) above, all obligations of Corporation hereunder shall cease to be effective on the actual date of such breach.

               (e) "Cause" as used in Section 5(a)(iv) shall mean only gross negligence, dishonesty, incompetence, a willful breach of this Agreement, or violation of any reasonable rule or regulation of the Board of Directors, the violation of which results in significant damage to Corporation and with respect to which, except in the case of incompetence or dishonesty, Executive fails to correct or make reasonable efforts to correct within a reasonable time after receipt of written notice thereof. "Cause" shall be determined only by the affirmative vote of a majority of the authorized number of the Board of Directors (excluding, for this purpose, Executive) at a meeting for which notice has been given that it is proposed to consider the issue of "Cause" or at a meeting occurring not less than seven (7) days after a meeting at which one or more directors indicate an intention to present a motion to such effect.

               (f) If Corporation should terminate this Agreement pursuant to
        Section 5(a)(iv), this Agreement shall terminate immediately or at such later date as shall be designated by the Board of Directors and all of Executive's rights hereunder shall terminate effective upon such termination. Except as otherwise specified in any notice of termination, Executive shall not continue thereafter to be an employee of Corporation for any purpose and all rights Executive might thereafter have as an employee pursuant to any plan or understanding shall cease.



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        6. Confidential Information. Executive agrees that he will not at any time, both during and after the term of this Agreement, divulge, furnish or make accessible to any party (except to an entity which shall succeed to the business of Corporation or its subsidiaries, and except as may be required in the conduct of the regular course of business of Corporation or its subsidiaries, or as specifically authorized by the Board of Directors or as may be required by law) any trade secrets, patents, patent applications, inventions or customers of Corporation or of any subsidiary of Corporation until such time as such information has been disclosed to the public otherwise than by Executive.

        7. Restrictive Covenant During Term. Executive agrees that until the Last Day of the Stated Term, he will neither directly nor indirectly engage in a business competing with any of the businesses conducted by Corporation or any of its subsidiaries, nor without the prior written consent of the Board of Directors, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business which shall be competitive with any of the businesses conducted by Corporation, or by any subsidiary of Corporation; provided, however, nothing contained in this Section 7 shall prevent Executive from investing or trading in stocks, bonds, commodities, securities, real estate, or other forms of investment for his own benefit (directly or indirectly), so long as such investment activities do not significantly interfere with Executive's services to be rendered hereunder and, to the extent that such investment activities would, but for this proviso, be prohibited hereby, would not be material either to Executive or the concern in which such investment is made.

        8. Approval by Corporation. This Agreement has been approved by the Board of Directors in accordance with the authority granted and restrictions imposed by action of the Board of Directors. It shall be executed by the President and Chief Operating Officer or other duly qualified officer.

        9. Waiver or Modification. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless made in writing and signed by the parties hereto.

        10. Construction. Except as to matters of internal corporate policy and regulation, which shall be governed by the laws of the State of Delaware (the state of incorporation of Corporation), this Agreement shall be governed by the laws of the State of California. If any litigation shall occur between Executive and Corporation which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.



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        11.    Binding Effect.

               (a) The rights and obligations of Corporation under this Agreement shall be binding upon any successor or assigns of Corporation. In the event of any consolidation or merger of Corporation into or with another corporation, such other corporation shall assume this Agreement and shall become obligated to perform all of the terms and conditions hereof, and Executive's obligations hereunder shall continue in favor of such other corporation.

               (b) If Corporation shall adopt a plan of liquidation or be or become a party to any action which has the substantive effect of finally terminating its business and affairs, all sums which would have been payable to Executive during the remaining term of this Agreement (assuming the continuation of Executive's then salary through the Last Day of the Stated Term) shall become due and payable to Executive not later than the effective date of such plan or action; except in the case of a liquidation of Corporation into an acquiring company or subsidiary of such acquiring company after a consolidation or merger of Corporation into or with another corporation, and the rights and obligations of Corporation under this Agreement are expressly assumed by the acquiring company as part of the plan of liquidation.

               (c) This Agreement supersedes all prior and contemporaneous agreements, amendments, memoranda or understandings, express or implied and written or oral, between Corporation and Executive.

        12. Waiver. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any other provision of this Agreement.

        13. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

        14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be effective (i) upon receipt if delivered in person, (ii) upon receipt if sent by registered or certified United States mail, return receipt requested and postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party or (iii) twenty-four hours after having been sent by Federal Express or other overnight delivery service to such address:

               Corporation:         500 North State College Boulevard
                                    Suite 700
                                    Orange, California 92868



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               Executive:           680 Palmer Road
                                    Lebanon, Tennessee 37090

No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.

        15.    Termination After Change in Control.

               (a) Cumulative to any other provision of this Agreement, if, within two years after a change in control of Corporation, Executive's employment with Corporation terminates for any reason, either voluntarily or involuntarily, other than by death, permanent disability or retirement at or after Executive's normal retirement date under Corporation's Retirement Plan, Corporation promptly will pay Executive, upon Executive's request, as termination compensation, a lump sum amount, determined as provided in subsection (b) of this Section 15, and such other amounts as are provided in subsection (c) of this Section 15. For purposes of this Section, a "change in control of Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control of Corporation shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation representing 40% or more of the combined voting power of Corporation's then outstanding securities; or
        (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Corporation cease for any reason to constitute at least a majority thereof unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

               (b) The lump sum compensation payable to Executive (the "Severance Payment") shall be equal to the average annual compensation (including salary and bonuses under the Corporate Management Incentive Compensation Plan or any predecessor or successor annual incentive compensation plan) paid or payable by Corporation to Executive during the five most recent calendar years ending before the date of the change in control of Corporation (the "Base Amount") multiplied by 2.99; provided, however, if Executive voluntarily terminates his employment with Corporation, except after (i) any material adverse change in Executive's duties, location of employment or benefits, or (ii) any material adverse change to Executive in the application of the formula of the Corporate Management Incentive Compensation Plan or any modification in Corporation's accounting methods or practices materially adverse to Executive, including the assessment of a management fee, then the Severance Payment shall be equal to the highest annual compensation (including salary and bonuses under the



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        Corporate Management Incentive Compensation Plan or any successor annual incentive compensation plan) paid or payable by Corporation to Executive for services rendered in any one of the three calendar years ending with the year of such termination.

               (c) In addition, if Executive's employment with Corporation so terminates within two (2) years after such a change in control of
        Corporation:

                      (i) any bonus awards previously made to Executive and not
               previously paid immediately shall vest upon such termination and shall be paid;

                      (ii) Executive's participation in, and terminating
               distributions and vested rights under, any applicable retirement plan, profit sharing plan and stock incentive plan of Corporation or any of its subsidiaries shall be governed by the terms of those respective plans; and

                      (iii) In the event of termination of employment under the
               circumstances described in subsection (a) of this Section 15, the arrangements provided for by this Section 15, by any stock option or other agreement between Corporation and Executive in effect at the time and by any other applicable plan of Corporation shall constitute the entire obligation of Corporation to Executive and performance thereof shall constitute full settlement of any claim that Executive might otherwise assert against Corporation on account of such termination, provided, however, that this provision and this Agreement shall have no impact on the obligations of Corporation under that certain Indemnification Agreement dated August 4, 1993 between Corporation and Executive.

               (d) Notwithstanding any provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive in connection with a change in control of Corporation or the termination of Executive's employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Corporation (collectively the "Total Payments"), would not be deductible (in whole or part) as a result of
        Section 280G of the Code, the Severance Payment shall be reduced until no portion of the Total Payments is not deductible as a result of
        Section 280G of the Code, or the Severance Payment is reduced to zero. For purposes of this limitation, (i) no portion of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payment, shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by Corporation's independent auditors and acceptable to Executive, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the Severance Payment shall be reduced only to the extent necessary so



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        that the Total Payments (excluding payments referred to in clause
        (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

        16. Cancellation of Prior Employment Agreement. Corporation and Executive agree that the Prior Employment Agreement hereby is canceled as of the date hereof and shall be of no further force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       CORPORATION:

                                       WYNN'S INTERNATIONAL, INC.


                                       By: /s/ John W. Huber
                                           -------------------------------------
                                           John W. Huber
                                           President and Chief Operating Officer



                                       EXECUTIVE:


                                       /s/ James Carroll
                                       -----------------------------------------
                                       JAMES CARROLL



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